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                                                                       EXHIBIT 8



                         FUND PARTICIPATION AGREEMENT

         AGREEMENT, made on this the 18th day of January 1990, between Anchor National Life Insurance Company ("Anchor National"), a life insurance company organized under the laws of the State of California, on behalf of itself and on behalf of Variable Annuity Account One ("Variable Account"), a separate account of Anchor National existing pursuant to the California Insurance Code, and Anchor Series Trust ("Fund"), an open-end management investment company established pursuant to the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated August 26, 1983 and amended as of September 1, 1988, and January 19, 1990, and which is composed of multiple investment series ("Portfolios").

                                  WITNESSETH:

         WHEREAS, Anchor National, by resolution, has established the Variable Account on its books of account for the purpose of funding certain variable annuity contracts assumptively reinsured pursuant to an Assumption Reinsurance Agreement with Integrated Resources Life Insurance Company and for the purpose of funding variable annuity contracts issued by Anchor National (collectively with other contracts and policies that may be funded through the Fund, "Contracts") ; and

         WHEREAS, the Variable Account is divided into Sub-accounts, under which the income, gain and losses, whether or not realized, from assets allocated to each such Sub-account are, in accordance with the applicable Contracts, credited to or charged against such Sub-account without regard to any income, gains or losses of other Sub-accounts or separate accounts or of Anchor National; and

         WHEREAS, the Variable Account and its Sub-accounts are divided into various "Divisions" under which the income, gains and losses, whether or not realized, from assets allocated to each such Division are, in accordance with the applicable Contracts, credited to or charged against such Division without regard to any income, gains or losses of other Divisions or separate accounts or of Anchor National; and

         WHEREAS, the Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940 ("Act"); and

         WHEREAS, the Fund, a registered, open-end, diversified management investment company, is divided into various Portfolios, each Portfolio being subject to separate investment objectives and restrictions which may not be changed without a majority vote of the shareholders of such Portfolio; and

         WHEREAS, the Variable Account desires to purchase shares of the Fund;
and


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         WHEREAS, the Fund agrees to make its shares available to serve as underlying investment media for the various Divisions of the variable Account with each Portfolio of the Fund serving as the underlying investment medium for the corresponding Division of the variable Account; and

         WHEREAS, Anchor National Financial Services, Inc., SunAmerica Securities, Inc. and Royal Alliance Associates, Inc. (collectively referred to as "Distributors"), which serve as the distributors for the Contracts funded in the variable Account pursuant to agreements with Anchor National on behalf of itself and the variable Account, are broker-dealers registered as such under the Securities Exchange Act of 1934 and are members of the National Association of Securities Dealers, Inc.; and

         WHEREAS, the Fund's shares are available for investment by separate accounts of other insurance companies, which may or may not be affiliated persons (as that term is defined in the Act) of Anchor National; and

         WHEREAS, the Fund has undertaken that its Board of Trustees ("Board") will monitor the Fund for the existence of material irreconcilable conflicts that may arise between the Contract owners of separate accounts of insurance companies that invest in the Fund, for the purpose of identifying and remedying any such conflict;

         NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, Anchor National (on behalf of itself and the variable Account) and the Fund hereby agree as follows:

         1. The Contracts funded by the Variable Account will provide for the allocation of net amounts among the various Divisions of the Variable Account for investment in the shares of the particular Portfolio of the Fund underlying each Division. The selection of a particular Division is to be made (and such selection may be changed) in accordance with the terms of the applicable Contract.

         2. No representation is made as to the number or amount of such Contracts to be sold. Anchor National, pursuant to its agreement with Distributors, will make reasonable efforts to market those Contracts it determines from time to time to offer for sale and, although it is not required to offer for sale new Contracts, will accept payments and otherwise service existing Contracts funded in the Variable Account.


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         3.       Fund shares to be made available to the respective Divisions of the Variable Account shall be sold by each of the respective Portfolios of the Fund and purchased by Anchor National for that Division at the net asset value next computed after receipt of each order, as established in accordance with the provisions of the then current prospectus of the Fund. Shares of a particular Portfolio of the Fund shall be ordered in such quantities and at such times as determined by Anchor National to be necessary to meet the requirements of those Contracts having amounts allocated to the Division for which the Fund Portfolio shares serve as the underlying investment medium. Orders and payments for shares purchased will be sent promptly to the Fund and will be made payable in the manner established from time to time by the Fund for the receipt of such payments. The Fund reserves the right to delay transfer of its shares until the payment check has cleared. The Fund has the obligation to insure that its shares are registered at all times under the Securities Act of 1933 ("1933 Act").

         4. The Fund will redeem the shares of the various Portfolios when requested by Anchor National on behalf of the corresponding Division of the variable Account at the net asset value next computed after receipt of each request for redemption, as established in accordance with the provisions of the then current prospectus of the Fund. The Fund will make payment in the manner established from time to time by the Fund for the receipt of such redemption requests, but in no event shall payment be delayed for a greater period than is permitted by the Act.

         5. Transfer of the Fund's shares will be by book entry only. No stock certificates will be issued to the variable Account. Shares ordered from a particular Portfolio of the Fund will be recorded in an appropriate title for the corresponding Division of the Variable Account.

         6. The Fund shall furnish notice promptly to Anchor National of any dividend or distribution payable on its shares. All of such dividends and distributions as are payable on each of the Portfolio shares in the title for the corresponding Division of the variable Account shall be automatically reinvested in additional shares of that Portfolio of the Fund. The Fund shall notify Anchor National of the number of shares so issued.

         7. All expenses incident to the performance by the Fund under this Agreement shall be paid by the Fund. The Fund shall ensure that all its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase by the Variable Account. Anchor National shall bear none of the expenses for the cost of registration of the Fund's shares, preparation of the Fund's prospectuses, proxy materials and reports, the distribution of such items to


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shareholders, the preparation of all statements and notices required by any federal or state law or any taxes on the issue or transfer of the Fund's shares subject to this Agreement.

         8. Anchor National, either directly or through Distributors, shall make no representations concerning the Fund's shares other than those contained in the then current prospectus of the Fund and in printed information subsequently issued by the Fund as supplemental to such prospectus.

         9. Anchor National shall provide pass-through voting privileges to all variable Contract owners so long as the U.S. Securities and Exchange Commission continues to interpret the Act to require pass-through voting privileges for variable contractowners. Anchor National shall be responsible for assuring that the variable Account calculates voting privileges in a manner consistent with separate accounts of other insurance companies that are invested in the Fund, which other insurance companies may or may not be affiliated with Anchor National (collectively with Anchor National, "Participating Insurers"), as determined by the Board. Anchor National will vote shares for which it has not received voting instructions in the same proportion as it votes shares for which it has received instructions.

         10. Anchor National will report to the Board any potential or existing conflicts of which it is or becomes aware between any of its Contract owners, or between any of its Contract owners and Contract owners of other Participating Insurers. Anchor National will be responsible for assisting the Board in carrying out its responsibilities to identify material conflicts by providing the Board with all information available to it that is reasonably necessary for the Board to consider any issues raised, including information as to a decision by Anchor National to disregard voting instructions of its Contract owners.

         11. The Board's determination of the existence of an irreconcilable material conflict and its implications shall be made known promptly by it to Anchor National and other Participating Insurers. An irreconcilable material conflict may arise for a variety of reasons, including:
(a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance tax, or securities laws or regulations, or a public ruling, private letter ruling, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity Contract owners and variable life insurance Contract owners


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or by Contract owners of different Participating Insurers; or (f) a decision by a Participating Insurer to disregard the voting instructions of variable Contract owners.

         12. If it is determined by a majority of the Board or a majority of its disinterested Trustees that a material irreconcilable conflict exists that affects the interests of Anchor National Contract owners, Anchor National shall, in cooperation with other Participating Insurers whose Contract owners, interests are also affected by the conflict, take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (a) withdrawing the assets allocable to the Variable Account from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including another Portfolio of the Fund, or submitting the question of whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any particular group (-e._q. annuity Contract owners or life insurance Contract owners) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account. Anchor National shall take such steps at its expense if the conflict affects solely the interests of the owners of Anchor National Contracts, but shall bear only its equitable portion of any such expense if the conflict also affects the interests of the Contract owners of one or more Participating Insurers other than Anchor National, provided: that this sentence shall not be construed to require the Fund to bear any portion of such expense. If a material irreconcilable conflict arises because of Anchor National's decision to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, Anchor National may be required, at Fund's election, to withdraw the Variable Account's investment in the Fund, and no charge or penalty will be imposed against the Variable Account as a result of such a withdrawal. Anchor National agrees to take such remedial action as may be required under this paragraph (12) with a view only to the interests of its Contract owners. For purposes of this paragraph (12), a majority of the disinterested members of the Board shall determine whether or not any proposed action adequately remedies any irreconcilable conflict, but in no event will Fund be required to establish a new funding medium for any variable Contract. Anchor National shall not be required by this paragraph (12) to establish a new funding medium for any variable Contract if an offer to do so has been declined by vote of a majority of affected Contract owners.


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         13.      In discharging its responsibilities under paragraphs 9, 10 and
12 hereinabove, Anchor National will cooperate and coordinate, to the extent necessary, with the Board and with other Participating Insurers. Fund agrees that it will require, as a condition to participation, that all Participating Insurers shall have obligations and responsibilities regarding conflicts of interest corresponding to those that are agreed to herein by Anchor National pursuant to such paragraphs 9, 10 and 12 and pursuant to this paragraph 13.

         14.      This Agreement shall terminate:

                  (a) at the option of Anchor National or the Fund upon 60 days, advance written notice to all other parties to this Agreement; or

                  (b) at the option of Anchor National if any of the Fund's shares are not reasonably available to meet the requirements of the Contracts funded in the Variable Account as determined by Anchor National. Prompt notice of election to terminate shall be furnished by Anchor National; or

                  (c) at the option of Anchor National upon institution of formal proceedings against the Fund by the Securities and Exchange Commission; or

                  (d) upon the vote of Contract owners having an interest in a particular Division of the variable Account to substitute the shares of another investment company for the corresponding Fund Portfolio shares in accordance with the terms of the Contracts for which those Fund shares had been selected to serve as the underlying investment medium. Anchor National will give 30 days, prior written notice to the Fund of the date of any proposed action to replace the Fund's shares; or

                  (e) in the event the Fund's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment medium of the Contracts funded in the variable Account. Prompt notice shall be given by each party to all other parties in the event that the conditions stated in subsections (b), (c) or (d) of this Paragraph 14 should occur.

         15. Notwithstanding any other provisions of this Agreement, the obligations of the Fund hereunder are not personally binding upon any of the trustees, shareholders, officers, employees or


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agents of the Fund; resort in satisfaction of such obligations shall be had only to the assets and property of the Fund and not to the private property of any of the Fund's trustees, shareholders, officers, employees or agents.

         16. This Agreement shall be construed in accordance with the laws of the State of California.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                     Anchor National Life Insurance Company
Attest:

/s/ Susan L. Harris                  By:    /s/ ROBERT P. SALTZMAN
-------------------                      -----------------------------------
                                         Robert P. Saltzman
                                         President & Chief Executive Officer



                                     Variable Annuity Account One

                                     By:    Anchor National Life Insurance
                                            Company
Attest:

/s/ Susan L. Harris                         By:    /s/ ROBERT P. SALTZMAN
-------------------                             ----------------------------
                                                Robert P. Saltzman
                                                President & Chief Executive
                                                Officer



                                     Anchor Series Trust
Attest:

/s/ Jennifer Muzzey                  By:    /s/ Gary Gardner
-------------------                      ----------------------------------
                                            Gary Gardner
                                            Vice President


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Acknowledged and Agreed:

Anchor National Financial Services, Inc.

By:      /s/ Gary Krat       CEO
    ---------------------------------                     Dated: March 19, 1991


SunAmerica Securities, Inc.

By:      /s/ Gary Krat       CEO
    ---------------------------------                     Dated: March 19, 1991


Royal Alliance Associates, Inc.

By:      /s/ Gary Krat       CEO
    ---------------------------------                     Dated: March 19, 1991